Exhibit 10.49

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)
ASSET PURCHASE AGREEMENT
BETWEEN
IDM PHARMA, INC.
AND
PHARMEXA INC.
NOVEMBER 23, 2005

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated, November 23, 2005, by and between IDM Pharma, Inc., a Delaware corporation (“Seller”), and Pharmexa Inc., a Delaware corporation (“Buyer”).
Preliminary Statement
     WHEREAS, Seller wishes to sell and Buyer wishes to buy the Assets (defined below);
     WHEREAS, Seller and Buyer desire to provide for other arrangements ancillary to the purchase and sale of the Assets; and
     WHEREAS, concurrently with the execution of this Agreement, Buyer’s parent, Pharmexa A/S has executed and delivered in favor of Seller the Guaranty.
     NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and mutual and dependent promises set forth herein, the parties hereto agree as follows:
ARTICLE 1 CERTAIN DEFINITIONS.
The following defined terms shall have the following meanings:
     1.1 “Affiliate” means, with respect to Seller or Buyer, another corporation, limited liability company, partnership, joint venture, other entity of any type or individual that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Seller or Buyer, respectively.
     1.2 “Agreement” means this agreement and the Schedules hereto, as the same may be extended, modified, supplemented or terminated from time to time.
     1.3 “Antigen” means any substance, including, without limitation, proteins, toxins, viruses or bacteria, or portions of any thereof, that is capable of stimulating the production of an immune response.
     1.4 “Assets” means all of the rights, properties and assets of Seller described in Section 2.1 and the Schedules referenced therein.
     1.5 “Assumed Contracts” mean all contracts, agreements, licenses, and grants that pertain to the Business, other than the Excluded Contracts.
     1.6 “Assumed Liabilities” mean (i) all obligations, duties and liabilities of Seller under the Assumed Contracts continuing after the Closing Date which become due and payable or are required to be performed after the Closing Date, provided that Buyer is not assuming any liabilities under the Assumed Contracts for services, goods or any other benefit provided to Seller prior to the Closing Date for which payment becomes due after the Closing Date

(including, but not limited to obligations to pay third party service providers under the NIH Grants for amounts Buyer receives as reimbursement for pass through expenses from the government); (ii) all liabilities to extent arising out of or relating to use or ownership of the Assets or the conduct of the Business but only to the extent they arise after the Closing; (iii) all liabilities for taxes arising out or relating to the use, ownership, sale or lease of any of the Assets after the Closing, including all liabilities in respect of products of the Business sold/and or services of the Business performed by Buyer or its affiliates after Closing, and (iv) all liability for [. . . *** . . .] owed by Seller to the Hired Employees as of the Closing.
     1.7 “Business” means the Facility, the laboratories at the Facility used for immuno-monitoring and peptide binding research and experimentation, including without limitation a vivarium, the Equipment, EIS, the Padre Technology and the research, development, manufacture and sale of pharmaceutical compounds and products for the treatment and prevention of diseases, excluding the research, development, manufacture and sale of pharmaceutical compounds and products for the treatment and prevention of cancer as conducted by Seller on or prior to the date of this Agreement and any Excluded Assets and excluding any of the activities of Seller relating to its corporate or financial operations as a reporting company under the Securities Exchange Act of 1934 or as a company listed for trading on the Nasdaq National Market.
     1.8 “Closing” or “Closing Date” shall have the meaning set forth in Section 8.1.
     1.9 “Closing Payment” shall have the meaning set forth in Section 6.4.
     1.10 “Hired Employees” means those employees of Seller identified on Schedule 1.10 who accept employment with Buyer.
     1.11 “Employee Benefit Plan” shall have the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
     1.12 “Environmental Laws” means any applicable laws relating to or imposing liability or standards of conduct concerning hazardous or toxic materials and substance, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticide, drinking water, community and employee health, environmental land use management, stormwater, sediment control, radiation, wetlands, endangered species, environmental permitting and petroleum products, in effect as of the Closing Date, including but not limited to those dealing with public health and safety and the protection of the environment, such as the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the National Environmental Policy Act, 42 U.S.C. 4321 et seq., as amended; the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., as amended; the Resource Conservation and Recovery Act, as amended, all applicable state, county and municipal laws and ordinances relating to environmental, health and safety matters; and all rules and regulations promulgated pursuant to such federal, state, county and municipal laws and ordinances.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     1.13 “Epitope” means a molecular region of an Antigen, which is involved in recognition by a particular immunoglobulin, or in the context of T cells, by a T cell receptor and/or Major Histocompatibility Complex (MHC) receptor.
     1.14 “Epitope Identification System” or “EIS” means proprietary methods of using sequence information derived from an Antigen to identify and/or characterize Antigen-specific Epitopes, to design vaccines, to identify Epitope analogues, to identify optimal Epitope variants, and to design Epitope minigene constructs, which methods are claimed or disclosed in the Patents listed on Schedule 1.27(ii) and any abandoned parent applications of any Patents listed therein as of the Closing Date.
     1.15 “Equipment” means the machinery, computers, office equipment, laboratory equipment, supplies and office furniture located at the Facility and the leasehold improvements of Seller associated with the Facility, but excluding personal computers or other Equipment owned by Seller’s employees and excluding the Equipment set forth on Schedule 1.15.
     1.16 “Excluded Assets” means (a) cash and cash equivalents, (b) investments, (c) accounts receivable, including billed and unbilled receivables for work or projects performed by Seller under Assumed Contracts prior to Closing, including all rights to be reimbursed under Assumed Contracts for pass-through expenses incurred and paid by Seller whether the invoice for the pass-through expense is received before or after the Closing, (d) pre-paid expenses, (e) assets of Seller’s Employee Benefit Plans, (f) all rights relating to Seller’s research, pre-clinical and clinical programs targeting cancer, including EP-2101 and its investigational new drug application, for EP-2101 filed with the Food and Drug Administration and other books and records relating thereto, provided that the right to use PADRE universal helper T cell Epitope in Seller’s cancer vaccines will be licensed back to Seller pursuant to the License Agreement referenced in Section 1.45(d), (g) the Patents and other Intellectual Property in the excluded vaccine programs referenced in clause (f) above, (h) clinical supplies of EP-2101, including raw materials, the active and other ingredients and packaging and related documentation, (i) contracts relating solely to the excluded vaccine programs referenced in clause (f) above, including the [. . . *** . . .], (j) ImmunoStealth Epitope modification technologies, including Patents and other Intellectual Property that relate exclusively to such technologies, (k) all rights under Seller’s insurance policies, (l) all claims and counterclaims with respect to rights of offset against Excluded Liabilities, (m) the Excluded Contracts, (n) Permits relating to the Business that are not transferable, (o) personnel files for Hired Employees, and (p) all minute books, stock books, option and employee stock ownership plan documents and plan administration records, general ledger, work papers and other accounting records, records maintained for compliance with United States securities laws or the listing agreement or requirements for the Nasdaq National Market, tax returns, Employee Benefit Plan records and similar corporate records of Seller.
     1.17 “Excluded Contracts” mean confidentiality agreements, material transfer agreements, licenses and research agreements that do not relate exclusively to the Business and Vendor Accounts.
1.18	“Excluded Liabilities” has the meaning set forth in Section 9.1(a).

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     1.19 “Existing Library” means the database comprising the library of Epitopes existing as of the Closing Date, which Epitopes are claimed or disclosed in the Patents identified on Schedule 1.27(ii) and any abandoned parent applications of any Patents listed therein.
     1.20 “Facility” means Seller’s facility located at 5820 Nancy Ridge Drive, Suite 100, San Diego, California.
     1.21 “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, department, organization, official or other legislative, executive, judicial or quasi-governmental instrumentality of any foreign jurisdiction, the United States or any state, county, city or other political subdivision.
     1.22 “Hazardous Material” means any pollutant, contaminant, hazardous, toxic or dangerous waste, substance or material, including, but not limited to, any chemical products, petroleum substances, PCBs, asbestos, urea formaldehyde, ammonia, nitrates, semi-volatile or purgeable organics, flammable explosives, radioactive materials, hazardous waste, metals or other materials or substances defined as or included in the definition of substances defined as “hazardous substances,” “hazardous materials,” “hazardous waste,” “solid waste,” “toxic substances” or analogous definitions under any Environmental Law.
     1.23 “Indemnification Notice” shall have the meaning set forth in Section 9.3(a).
     1.24 “Indemnitee” shall have the meaning set forth in Section 9.3(a).
     1.25 “Indemnitor” shall have the meaning set forth in Section 9.3(a).
     1.26 “Intellectual Property” means Patents, Know-How, and the goodwill associated with all the foregoing.
     1.27 “Intellectual Property Assets” mean (i) the PADRE Technology (ii) the Patents comprising EIS as listed on Schedule 1.27(ii), and related Know-How; (iii) the trademarks “PADRE”, “EPIMMUNE” (typed drawing), “EPIMMUNE” (design plus word), and “EIS”; (iv) the Patents used in Seller’s existing research, pre-clinical and clinical programs targeting hepatitis B virus (HBV), hepatitis C virus (HCV) and human papilloma virus (HPV), as listed on Schedule 1.27(iv), and related Know-How, subject to all third party rights in such programs and Intellectual Property; (v) the Patents used in Seller’s existing research, pre-clinical and clinical programs targeting human immunodeficiency virus (HIV): EP HIV-1090, EP-1043, EP-1233 and MVA mBN32, as listed on Schedule 1.27(iv), and related Know-How, subject to all third party rights in such programs and Intellectual Property; (vi) the Patents used in Seller’s existing programs targeting malaria, influenza, cytomegalovirus (CMV) and tuberculosis, as listed on Schedule 1.27(iv), and related Know-How; and (vii) subject to the provisions of Section 3.14 of this Agreement, the domain name www.epimmune.com.
     1.28 “Inventory” means the laboratory and other supplies located at the Facility, including the animals in the vivarium and excluding the assets on Schedule 1.28.

     1.29 “Know-How” means methods, procedures, trade secrets, formulas, techniques, assays, protocols, procedures, processes, systems, specifications, data, results of clinical trials, and technical data.
     1.30 “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
     1.31 “Lien” means any lien, charge, encumbrance, claim, pledge, security interest or grant of right, title or interest in an asset to any party.
     1.32 “Material Contracts” mean any Assumed Contract having (i) a term of greater than [. . *** . ] (excluding any renewal option other than those that may be exclusively exercised by the other party thereto) and (ii) a financial obligation in excess of [. . . *** . . .], but excluding material transfer agreements, confidentiality agreements and non-disclosure agreements.
     1.33 “Materials” means the compounds and other materials used or for use exclusively in the Programs, which compounds and other materials constitute all of the compounds and other materials located at the Facility as of the Closing Date.
     1.34 “NIH Grants” mean (i) NIH Award No. N01-A1-25480 (Millennium Vaccine Initiative – Novel Vaccine for Tuberculosis and Malaria) (ii) NIH Award No. N01-A1-30031 (HIV Vaccine Design and Development Teams), in each case as amended and (iii) Grant Number 5 P01 AI48238 (Epitope Based DNA Vaccines for AIDS Therapy) which terminated in June 2005.
     1.35 “Notice Date” has the meaning set forth in Section 9.3(a).
     1.36 “PADRE Technology” means the Patents listed on Schedule 1.36 and related Know-How.
     1.37 “Patents” means United States and foreign patents and patent applications, including, without limitation, certificates of invention and applications for certifications of invention, registered designs and registered design applications, industrial designs and industrial design applications and registrations, reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals, term restorations, additions, provisionals, continuations, continuations-in-part and divisions thereof.
     1.38 “Permits” mean all permits, licenses, approvals, and other authorizations in each case granted or issued by any Governmental Authority.
     1.39 “Permitted Liens” mean (a) Liens for taxes and other governmental charges that are not yet due and payable or that may hereafter be paid without penalty, (b) the rights, if any, of third-party suppliers or other vendors having possession of Equipment created by virtue of applicable laws pertaining to the possession of assets in general, (c) Liens which do not materially impair the current use or the value of the Assets subject to such Liens either individually or taken as a whole, (d) the terms and conditions of all licenses of in-licensed

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Intellectual Property Assets set forth on Schedule 1.27, the terms of any material transfer agreements and non-disclosure or confidentiality agreements relating to the Assets and the terms and conditions of all licenses to commercially available software included in the Assets, (e) all licenses of PADRE Technology, EIS or other Intellectual Property Assets granted by Seller prior to the date of this Agreement set forth on Schedule 1.27 and all material transfer agreements and non-disclosure or confidentiality agreements granted by Seller prior to the date of this Agreement, and (f) those Liens described in Schedule 1.39.
     1.40 “Person” means any individual, corporation, partnership, limited liability company, private or public institution, group, tribunal, government authority or other entity.
     1.41 “Programs” mean the programs identified in clauses (iv), (v) and (vi) of Section 1.26.
     1.42 “Purchase Price” means the amount to be paid by Buyer to Seller for the Assets as set forth in Section 2.4.
     1.43 “Representative” means, with respect to either party, any Person that is or becomes (i) a subsidiary or other Affiliate of the party or (ii) an officer, director, manager, employee, partner, attorney, advisor, accountant, agent or representative of such party of such party’s subsidiaries
     1.44 “Sales Tax” shall have the meaning set forth in Section 3.6.
     1.45 “Transaction Agreements” mean:
          (a) such deeds and instruments of sale, conveyance, transfer and assignment as are necessary or reasonably desirable to vest in Buyer all of the Assets free and clear of all liens, claims and encumbrances other than the Assumed Liabilities and Permitted Liens including but not limited to the Bill of Sale, substantially in a form to be mutually agreed by the Parties;
          (b) the Assignment and Assumption Agreement, substantially in a form to be mutually agreed by the Parties;
          (c) the License Agreement between Seller and Buyer pertaining to the Intellectual Property comprising the Epitope Identification System, substantially in the form attached as Exhibit 1.45(c) (the “EIS License Agreement”);
          (d) the License Agreement between Buyer and Seller pertaining to the Intellectual Property comprising the PADRE Technology, substantially in the form attached as Exhibit 1.45(d) (together with the EIS License Agreement, the “License Agreements”);
          (e) the Services Agreement, substantially in the form attached as Exhibit 1.45(e) (the “Services Agreement”);

          (f) the Novation Agreement related to the NIH Grants (other than the grant in clause (iii) of the definition of NIH Grants), substantially in the form attached as Exhibit 1.45(f) (the “Novation Agreement”);
          (g) assignments to all Intellectual Property Assets; and
          (h) assignment of the “Epimmune” and “PADRE” trademarks.
     1.46 “Vendor Accounts” means contracts or accounts with utility or third party service providers to the Facility (such as San Diego Gas & Electric and SBC ) that are provided on a purchase order or open account basis for which Buyer will have to open new accounts.
ARTICLE 2 SALE AND PURCHASE OF ASSETS.
     Subject to the terms and conditions and on the basis of and in reliance on the representations, warranties, obligations and agreements set forth in this Agreement, the parties agree to consummate on the Closing Date the following transactions:
     2.1 Assets to be Acquired. Seller shall sell, assign, transfer and convey and Buyer shall purchase and accept free and clear of all Liens of any kind, whether absolute, accrued, contingent or otherwise (except for any Assumed Liabilities and Permitted Liens) all of the following assets (which are referred to in this Agreement as the “Assets”), other than the Excluded Assets (For the avoidance of doubt, Buyer is not acquiring any assets of Seller associated with its operations at any of its locations other than the Facility):
          (a) the Equipment;
          (b) the Intellectual Property Assets, Materials and Existing Library;
          (c) the Inventory;
          (d) all leasehold improvements at the Facility and intangible assets used in the Business such as computer programs, records and data but excluding computer programs licensed to Seller as part of any master enterprise licenses that are Excluded Assets;
          (e) all rights and interests of Seller in and under the Assumed Contracts;
          (f) all rights of recovery of any kind relating to or affecting the Assets or Assumed Liabilities (excluding rights to recoveries under insurance policies covering the Assets which are Excluded Assets) and claims, causes of action and rights under, pursuant to, or arising from warranties, representations, guarantees and agreements in favor of Seller made by third parties;
          (g) all Permits related to the Facility or Business, including those set forth on Schedule 2.1(g), except those which are non-transferable;
          (h) all books and records pertaining to the Business, including but not limited to the clinical and regulatory files for the Programs to the extent controlled by Seller and to the extent legally transferable, laboratory notebooks, reports and other research documentation, but excluding personnel files of Seller with respect to the Hired Employees and, for the avoidance of doubt, excluding those books and records that relate exclusively to the research, development, manufacture and sale of pharmaceutical compounds and products that are Excluded Assets;
          (i) the software and databases that are part of the Epitope Identification System subject to the rights granted to Seller under the EIS License Agreement;
          (j) all right to payments under the NIH Grants for work to be performed by Buyer after the Closing; and
          (k) all other assets located at the Facility that are used in the Business and that are not Excluded Assets.
     2.2 Assumption of Liabilities. From and after the Closing, Buyer shall assume and thereafter shall pay, perform and discharge, as and when due, the Assumed Liabilities.
     2.3 Obligations Not Assumed. Buyer shall not assume any debts, duties, obligations, responsibilities or liabilities of Seller or any of its Affiliates of any kind or nature, contingent or otherwise other than the Assumed Liabilities. In furtherance, and not in limitation of this Section 2.3, Buyer does not assume, undertake or accept any debts, duties, obligations, responsibilities or liabilities of Seller or any of its Affiliates which are not Assumed Liabilities with respect to:
          (a) the conduct of the Business by Seller or any of its Affiliates prior to the Closing Date, including but not limited to all liabilities, debts, duties, obligations, responsibilities due to be paid or performed prior to the Closing or which pertain to goods delivered or services performed prior to the Closing, and contingencies of any kind which arose on or prior to the Closing Date, including but not limited to those obligations and contingencies that are not known as of the Closing Date but which become known thereafter;
          (b) obligations with respect to the Assumed Contracts arising from or related to any default or breach by or on behalf of Seller or any of its Affiliates;
          (c) any accounts payable of the Seller which arose prior to the Closing Date, regardless of whether invoiced before or after the Closing Date;
          (d) any federal, state or local taxes of any nature whatsoever, or penalties or interest arising therefrom, incurred by or arising out of Seller’s ownership, control or operation of the Assets, the Business and the Facility on or before the Closing Date; and
          (e) obligations to any employee, stockholder, director or officer of Seller for salary, wages, fringe benefits, vacation or severance pay or other amounts due for services performed for Seller prior to the Closing Date or for severance payments to any employee of Seller relating to such employee’s employment with Seller or under any Employee Benefit Plan of Seller or any Affiliate of Seller, excluding [. . . *** . . .] for the Hired Employees, which are being assumed by Buyer.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     2.4 Purchase Price. Payment for the Assets will consist of aggregate consideration of Twelve Million Dollars (US$12,000,000). At the Closing, Buyer will deliver to Seller Twelve Million Dollars (US$12,000,000) by wire transfer of immediately available funds to a bank account to be designated in writing by Seller.
     2.5 Third Party Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to transfer any Assumed Contract, or any claim, right or benefit arising under or resulting from an Assumed Contract that has not been obtained prior to Closing, if such transfer or attempt to make such transfer, without the consent or approval of a third party, would constitute a breach or violation thereof or adversely affect the rights of Seller thereunder; and no action under this Agreement shall constitute a transfer of such an Assumed Contract in the absence of such consent or approval. To the extent that Seller is unable to transfer any contract that would otherwise constitute an Assumed Contract, Seller and Buyer shall use commercially reasonable efforts to enter into arrangements sufficient to provide equivalent benefits and burdens to Buyer. The foregoing provisions of this Section 2.5 do not in any way limit Buyer’s rights under Section 7.5. If the Novation Agreement is not effective as of the Closing, then Seller and Buyer shall be deemed to have entered into a subcontract under the NIH Grants pursuant to which Buyer, as subcontractor, hereby agrees to perform all of the services of Seller under the NIH Grants in accordance with the terms of such NIH Grants for a period beginning on the day after the Closing Date and ending on the effective date of the Novation Agreement. Seller shall pay Buyer under the subcontract all amounts that are payable to Seller under the NIH Grants for the subcontract period as if the Novation Agreement were effective at the beginning of the subcontract period.
ARTICLE 3 CERTAIN COVENANTS OF THE PARTIES.
     3.1 Tax Allocation. The cash portion of the Purchase Price plus the Assumed Liabilities will be allocated among the Assets for tax purposes as set forth in Schedule 3.1. The parties shall revise the allocation schedules from time to time as mutually agreed to take into account any purchase price adjustment. All tax filings made by the parties shall be consistent with the agreed upon allocation of the Purchase Price.
     3.2 Business in the Ordinary Course. Except as may be necessary to facilitate compliance with any Legal Requirement or the requirements of any Assumed Contract or as approved by Buyer in writing, between the date of this Agreement and the earlier of (i) the Closing Date and (ii) the termination of this Agreement:
          (a) Other than in the ordinary course of business, Seller shall not engage in any transactions involving the Assets and the Business and shall not subject the Assets to any Lien other than Permitted Liens;
          (b) Seller will promptly notify Buyer of any Lien affecting the Assets, including a Permitted Lien of which Seller becomes aware, and will use commercially reasonable efforts to have any Liens imposed by third parties without Seller’s knowledge or consent removed.

          (c) Seller will not conduct any activities at the Facility other than the operation of the Business in the ordinary course in substantially the same manner as conducted by Seller on the date hereof, and the operation of Seller’s other business not being sold to Buyer hereunder;
          (d) Seller shall, consistent with past practice, maintain the physical Assets in good operating condition, reasonable wear and tear excepted;
          (e) Seller shall, consistent with past practice, maintain in full force and effect the Assumed Contracts (subject to any scheduled expiration or termination of an Assumed Contract) and all Intellectual Property Assets (subject to the abandonment of particular claims included in pending applications or portions of pending applications made in the ordinary course of business, and provided that Seller will notify Buyer of the abandonment of any claims or portions of a pending application that could reasonably be considered to be material to the Business) and Permits included in the Assets;
          (f) Seller shall conduct the Business in material compliance with all laws, ordinances, rules, regulations and judicial and administrative orders applicable to the operation of the Business; and
          (g) Seller shall promptly advise Buyer in writing of all lawsuits, claims, proceedings and investigations of which Seller, to its best knowledge, becomes aware, that may be threatened, brought, asserted or commenced against Seller involving (a) the consummation of the transactions contemplated by this Agreement or (b) which might have a material adverse effect on the Business.
     3.3 Third Party Consents. To the extent that Seller’s rights under any of the Assumed Contracts are not assignable without the consent of any Person not a party hereto, Seller will use commercially reasonable efforts to obtain such consent prior to the Closing. Buyer and Seller shall use commercially reasonable efforts prior to and after the Closing to obtain the U.S. government’s approval of the Novation Agreement, and promptly following the date of this Agreement, Buyer will contact the contracting officer or other governmental authority with jurisdiction over the novation of the NIH Grants (other than the grant in (iii) of the definition of NIH Grants, which shall not be novated) and take appropriate actions to initiate novation of such NIH Grants in accordance with 48 C.F.R. Chapter 1, Subparts 42.1203 and 42.1204 (Federal Acquisition Regulation).
     3.4 Post-Closing Assistance.
          (a) At Buyer’s request, Seller will make available Persons that remain employees of Seller after the Closing for the purpose of giving testimony or such other assistance as Buyer may reasonably require for the preparation and defense or prosecution of any claim, action or other proceeding against any third party relating to the Assets or the Assumed Liabilities. Seller’s reasonable costs and expenses in connection therewith shall be reimbursed by Buyer, including but not limited to, reimbursement of Seller and its Affiliates for the time of their employees at a rate to be mutually agreed upon.

          (b) With respect to the Excluded Contracts (including but not limited to all confidentiality agreements and other agreements that include a provision regarding the protection and restriction on the use of proprietary and confidential information), in the event of a breach by the other party to any such contract which adversely affects the Business in any material respect, Seller will cooperate with Buyer and take such actions as Buyer may reasonably request, at Buyer’s expense, to enforce the Excluded Contract.
          (c) The obligations of Seller under this Section 3.4 shall survive the Closing.
     3.5 Consummation of Transactions. Each party shall use its commercially reasonable efforts to perform or comply with, and to cause others to perform or comply with, all of the terms and conditions set forth in this Agreement, including but not limited to the fulfillment of the conditions precedent to the obligation of the other party to close the transactions contemplated herein. Neither party will take any action that it is aware would result in a material breach by such party of any of its representations and warranties under this Agreement.
     3.6 Cooperation. Buyer and Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file the notifications and other filings required by applicable law in connection with the transactions described in this Agreement and to comply with all other legal and contractual requirements necessary to consummate the Closing.
     3.7 Taxes. Any transfer tax (such as a sales tax) imposed due to the transfer and sale of the Assets to Buyer will be borne by Buyer. At the Closing, Buyer shall pay Seller for the sales tax due as a result of the sale of the Assets to the Buyer (the “Sales Tax”). Buyer shall pay all other transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement, when due, and Buyer shall, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees (except with respect to the Sales Tax). To the extent that any sales and use taxes that may be levied or imposed by any state, county, city or other political subdivision in respect of any sales made by Seller prior to the Closing have not been fully paid, satisfied, and discharged by Seller at or prior to the Closing, then Seller will pay, satisfy and discharge the same following the Closing as required by applicable law.
     3.8 Receipt of Monies or Other Assets. If any monies or other assets are received by Seller or Buyer after Closing to which the other party is entitled in accordance with the terms of this Agreement, such party shall promptly forward such monies or other assets to the other party within [. . . *** . . .] of receipt.
     3.9 Payment of Rents and Utilities. Seller will be responsible for and pay when due all rents and utility and other Vendor Account costs associated with the Facility through the Closing Date. Utility or other Vendor Account bills and rent prepaid by Seller prior to Closing which cover services to be provided to Buyer after Closing will be proportionately allocated (except that any security deposit and all prepaid rent that is required to be maintained for the duration of the lease shall be allocated solely to Buyer) between Seller and Buyer for the period covered, and Buyer will reimburse Seller at Closing for any such amount paid by Seller that is

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

allocated to Buyer. Utility and other Vendor Account bills and rent paid by Buyer after Closing which cover services provided to Seller prior to Closing shall also be proportionately allocated between Seller and Buyer for the period covered, and, upon Buyer’s request, Seller will promptly reimburse Buyer for any such amount paid by Buyer that is allocated to Seller. Buyer shall arrange with each vendor of any Vendor Account to open a new account in its name following the Closing or will replace or discontinue such service but Seller shall not remain a party to any Vendor Account relating to the Facility.
     3.10 Facility Lease. With regard to the Lease between Seller and ARE-SD Region No. 18, LLC, as the successor to Nexus Equity VIII LLC, (the “Landlord”) dated November 1, 1998 (the “Lease”), which is being assumed by Buyer, Buyer shall (i) obtain a substitute letter of credit to replace the letter of credit that Seller has in place with the Landlord and (ii) use reasonable efforts to obtain from the Landlord a release of Seller for all obligations under the Lease arising on and after the Closing.
     3.11 Employee Matters. Excluding the Hired Employees, Buyer shall have no liability whatsoever with respect to any matter pertaining to the employment by Seller of any employee prior to the Closing Date, including but not limited to any obligations under any of Seller’s Employee Benefit Plans. With respect to the Hired Employees, Buyer agrees to assume Seller’s obligation for [. . . *** . . .] that are included in the Assumed Liabilities, but not any other obligation of Seller to the Hired Employees, including but not limited to any obligations under any of Seller’s Employee Benefit Plans.
     3.12 Allocations Under NIH Grants. Seller shall be responsible and pay when due all third party costs that are reimbursable as pass-through expense under the NIH Grants through the Closing Date, even if invoices for such third party costs are received after the Closing Date. Third party costs that are prepaid by Seller prior to Closing which cover services to be provided to Buyer after Closing will be proportionately allocated between Seller and Buyer for the period covered, and Buyer will reimburse Seller at Closing for any such amount paid by Seller that is allocated to Buyer. Third party costs which cover both services provided to Seller prior to the Closing and services to be provided to Buyer after the Closing that are invoiced after the Closing shall be paid by Buyer and shall be proportionately allocated between Seller and Buyer for the period covered. Seller will reimburse Buyer within [. . . *** . . .] after receipt of an invoice therefor. Buyer shall provide to Seller such information and documentation as is required for Seller to be able to bill the National Institute of Health or other third party for the pass-through of such third party costs incurred by Seller on or prior to the Closing Date and any other information required for Seller to bill for work or projects performed by Seller under the NIH Grants on or prior to the Closing Date.
     3.13 Update Schedules. Between the date of this Agreement and the earlier of (i) the Closing Date or (ii) the termination of this Agreement, each party shall promptly notify the other in writing of any material breach or inaccuracy of any representation made by it in this Agreement and will supplement or amend the Schedules delivered by it hereunder with respect to any matter which hereafter becomes known to it. At the Closing, for informational purposes only and not as a representation and warranty or a condition to Closing, Seller will deliver to Buyer an update of Schedule 4.5(c) to a date as proximate to the Closing as reasonably feasible for calculating the information in Schedule 4.5(c).

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     3.14 Domain Name. Seller shall not transfer the domain name, www.epimmune.com, to Buyer until the date that is six months following the Closing Date (the “Transfer Date”), and Buyer shall not use or refer to this domain name in any of its materials until after the Transfer Date so that Seller can continue to route e-mail and other communications received through this domain address to Seller’s other accounts and Seller shall have no obligation to route e-mail or other communications to Buyer prior to the Transfer Date. After the Transfer Date, Seller shall not use or refer to this domain name in any of its materials and Buyer shall have no obligation to route e-mail or other communications received through this domain address to Seller.
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER.
     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that:
     4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business and is in good standing in each of the jurisdictions in which it conducts business where the failure to so qualify would have a material adverse effect on the Business or the Assets.
     4.2 Compliance with Law.
          (a) During the year prior to this Agreement, Seller’s use of the Assets, its operation of the Business, its occupancy and operation of the Facility are in compliance in all material respects with all applicable laws, orders, rules, regulations or ordinances to which Seller is subject. Seller’s execution, delivery and performance of this Agreement and the Transaction Agreements do not violate any applicable law, order, rule, regulation or ordinance to which Seller is subject.
          (b) Except as set forth on Schedule 4.2(b), no consent, order, license, certificate, permit and/or authorization of any Governmental Authority is required to be obtained by Seller in order to permit it to execute and deliver and consummate and perform the transactions contemplated by this Agreement and the Transaction Agreements.
     4.3 Authority and Compliance.
          (a) Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements have been duly authorized and approved by all requisite corporate action on the part of Seller. This Agreement constitutes (and, upon execution and delivery at the Closing, each of the Transaction Agreements will constitute) a legal, valid and binding obligation of Seller and is and will be enforceable against Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies.

          (b) The execution and delivery by Seller of this Agreement and the Transaction Agreements and the consummation and performance by Seller of the transactions contemplated hereby and thereby will not: (i) violate the Certificate of Incorporation or By-Laws of Seller; (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any Assumed Contract or any other agreement that would give rise to a claim against Buyer or give rise to a claim by any third party of any rights in or to any of the Assets; or (iii) give any third party the right to terminate, modify or otherwise change the rights or obligations of Seller under any Assumed Contract.
          (c) Seller has not violated any applicable statute, order, rule or regulation, which violation would prevent the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements.
     4.4 Assets.
          (a) Seller is the sole and exclusive owner of the Assets and has title to all of the Assets free and clear of any Lien, except for any Assumed Liabilities and Permitted Liens. Upon transfer and conveyance to Buyer of the Assets, Buyer shall receive title to the Assets free and clear of all Liens, except for any Assumed Liabilities and Permitted Liens.
          (b) The Assets include substantially all of the assets used in the operation of the Business as it had been conducted by Epimmune, Inc. immediately prior to the consummation of the Combination, less (i) assets that exclusively pertain to the prevention and treatment of cancer, (ii) Equipment and Inventory consumed or depleted in the ordinary course of business, (iii) services performed by Seller under the NIH Grants or other Assumed Contracts prior to the Closing and (iv) the Excluded Assets. For the purposes of this Agreement, the “Combination” means the business combination between Epimmune, Inc. and Immuno-Designed Molecules, S.A.
     4.5 Assumed Contracts.
          (a) Schedule 4.5(a) lists all of the Material Contracts.
          (b) All of the Assumed Contracts are in full force and effect, and, to Seller’s knowledge, are legal, valid and binding obligations of the other parties thereto, enforceable against such parties in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies. Seller is not now in default in the performance of any material term of any of the Assumed Contracts, and no event has occurred which, with notice or lapse of time or both, would constitute a default by Seller under any such contract. Seller has not received any notice of cancellation or termination of any of the Assumed Contracts. To Seller’s knowledge, none of the other parties to the Assumed Contracts have committed a breach thereunder. All of the Material Contracts may be assigned by Seller to Buyer without obtaining the consent of the other party to the contract, except for those Material Contracts identified as requiring such consent on Schedule 4.5(a).

          (c) Schedule 4.5(c) sets forth as of October 31, 2005 the remaining authorized funding available under each of the NIH Grants taking into account Seller’s billed and unbilled NIH receivables.
          (d) The aggregate remaining financial obligation of Seller for payments under Assumed Contracts that are not Material Contracts or listed on Schedule 4.5(a) would not exceed [. . . *** . . .] if all of those contracts were terminated by Seller immediately prior to Closing.
     4.6 Intellectual Property Assets.
          (a) Schedule 4.6(a) contains a complete list of the registered Intellectual Property Assets. Seller has taken all measures it deems reasonably necessary and appropriate to obtain patent or other protection for the Intellectual Property Assets. There are no legal actions or investigations, inquiries or proceedings of any state or federal government agency pending or, to Seller’s knowledge, threatened that question the validity, scope, ownership or inventorship or use of the Patents or trademarks included in the Assets or use of the Know-How included in the Assets. Seller is not subject to any outstanding order, judgment or decree of any court or administrative agency and has not entered into any stipulation or, except as set forth on Schedule 4.6(a), any agreement that would prevent Buyer’s use of the Intellectual Property Assets in any field or in general. Seller has not licensed to any party the right to use any of the Intellectual Property Assets and no third parties have been granted or are entitled to any rights in or to the Programs or other Intellectual Property Assets except for those licenses and rights granted pursuant to the Material Contracts listed on Schedule 4.6(a) and rights granted under material transfer agreements and non-disclosure or confidentiality agreements.
          (b) Seller has not received any claim or otherwise become aware that its use of any of the Assets infringes the Intellectual Property rights of any other Person.
          (c) There are no royalties, milestone payments, license fees or other payments that are currently payable by Seller or that will be payable by Seller as of the Closing Date under any of the in-licenses included in the Material Contracts (including but not limited to any such payments that as of the Closing Date will have been earned by the other party thereto but are not payable until after the Closing Date).
     4.7 Equipment. The Equipment is in good condition for assets of that age and type, normal wear and tear excepted.
     4.8 Legal Proceedings. There are no claims or actions pending or, to Seller’s best knowledge, threatened, against Seller or any of its Affiliates before any court, governmental authority, or arbitrator pertaining to the Business or involving the Assets which would have a material adverse effect upon the Business or the Assets. Seller and its Affiliates are not subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or governmental agency directly relating to the Business or the Assets, or which would adversely affect the ability of Seller to execute, deliver and carry out its obligations under this Agreement and the Transaction Agreements. There are no claims or actions pending, or, to Seller’s best knowledge, threatened against Seller before any court, governmental authority, or arbitrator, which question or challenge the validity of this Agreement or any of the Transaction

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Agreements or any action taken, or to be taken, by Seller pursuant to this Agreement or any of the Transaction Agreements, or in connection with the transactions contemplated hereby or thereby, which would have an adverse effect upon the ability of Seller to carry out its obligations under this Agreement or any of the Transaction Agreements.
     4.9 No Finder. Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.
     4.10 Permits. Seller has all material Permits that are necessary to conduct the Business as currently conducted by Seller, including but not limited to, material Permits required by Seller to conduct its operations at the Facility. All such Permits have been obtained by Seller and are valid and subsisting and in full force and effect in accordance with their terms.
     4.11 Absence of Certain Events. Except as set forth on Schedule 4.11, since September 30, 2005, Seller has not, other than in the ordinary course of business consistent with past practices, as it relates to the Business and the Assets:
          (a) incurred or discharged any liabilities;
          (b) transferred any of the Assets;
          (c) subjected any of the Assets to any encumbrance other than a Permitted Lien;
          (d) made or suffered any amendment or termination of any Assumed Contract, or waived any debts, claims or rights under any Assumed Contract;
          (e) suffered any damage, destruction or casualty loss;
          (f) suffered any material adverse change in its relations with any licensor, licensee or Person that is the source of any grant;
          (g) suffered any material labor trouble involving any union or other group of employees;
          (h) made any capital expenditure or capital addition or betterment (including any capitalized lease transaction) in excess of [. . . *** . . .] (in the aggregate); or
          (i) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (h) above.
     4.12 Delivery of Documents. Seller has made available to Buyer true, correct and complete copies of all documents, including all amendments, supplements or modifications thereof, or waivers currently in effect thereunder, described or listed in the Schedules.
     4.13 Environmental Representations.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

          (a) Seller is conducting the operation of the Business in compliance with all applicable Environmental Laws and directives of federal, state and local authorities, including, without limitation, the preparation and maintenance of records.
          (b) To Seller’s knowledge, there is no condition at the Facility which is reasonably likely to cause the imposition of a Lien on the Assets or assessment of penalties against Buyer, or which is reasonably likely to require remediation under any Environmental Laws, the cost of which, or the responsibility for which, is reasonably likely to be imposed on Buyer.
          (c) To Seller’s knowledge, without conducting any investigation, there has been no spill, discharge, burial, release, seepage or infiltration of any Hazardous Material at, on or from the Facility in amounts which exceed reportable thresholds under applicable Environmental Laws.
          (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not require that any filing or disclosure be made by Seller under any Environmental Laws.
     4.14 Employment Matters.
          (a) To Seller’s knowledge, none of the Hired Employees has any pending grievance, complaint or other claim against Seller related to their employment.
          (b) Seller is in compliance in all material respects with its Employee Benefit Plans in respect to Hired Employees.
     4.15 Program Results. Subject to any confidentiality obligations of Seller, Seller has made available to Buyer its files of its pre-clinical and clinical trial data for the Programs for which Seller has conducted such pre-clinical and clinical trials. Buyer acknowledges that Seller does not have the right to receive clinical trial data for the trials being conducted by Innogenetics or any trials being conducted of drug candidates developed by third parties using the PADRE Technology.
     4.16 Disclosure. The representations and warranties set forth in this Article 4 do not contain any untrue statements of a material fact or omit to state any material fact, which omission renders the statements and information set forth in this Article 4 materially misleading.
     4.17 Taxes. Each tax, the liability for which arose prior to the Closing, related to the Business or the Assets required to have been paid, or claimed by any Governmental Authority to be payable, by Seller has been or will be duly paid in full by Seller on a timely basis.
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER.
     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Seller that:

     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business and is in good standing in each of the jurisdictions in which it conducts business where the failure to so qualify would have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements.
     5.2 Compliance with Law.
          (a) Buyer’s execution, delivery and performance of this Agreement and the Transaction Agreements do not violate any applicable law, order, rule, regulation or ordinance to which Buyer is subject.
          (b) No consent, order, license, certificate, permit or authorization of any Governmental Authority is required to be obtained by Buyer in order to permit it to execute, deliver, consummate and perform the transactions contemplated by this Agreement and the Transaction Agreements, other than Permits Buyer will be required to obtain to conduct operations at the Facility in connection with the services to be provided under the Services Agreement.
     5.3 Authority and Compliance.
          (a) Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Transaction Agreements have been duly authorized and approved by all requisite corporate action on the part of Buyer. This Agreement constitutes (and, upon execution and delivery at or prior to the Closing, each of the Transaction Agreements will constitute) a legal, valid and binding obligation of Buyer and will be enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies.
          (b) The execution, delivery and performance by Buyer of this Agreement and the Transaction Agreements and the consummation and performance by Buyer of the transactions contemplated hereby and thereby will not: (i) violate the Certificate of Incorporation or By-Laws of Buyer or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any instrument, agreement, mortgage, judgment, order, award or decree that would give rise to a claim again Seller.
          (c) Buyer has not violated any applicable statute, order, rule or regulation, which violation would prevent the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements.
     5.4 No Finder. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

     5.5 Legal Proceedings. Buyer and Parent are not subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or governmental agency which would adversely affect the ability of Buyer to execute, deliver and carry out its obligations under this Agreement and the Transaction Agreements. There are no claims or actions pending, or to Buyer’s best knowledge, threatened against Buyer before any court, governmental authority, or arbitrator, which question or challenge the validity of this Agreement or any of the Transaction Agreements or any action taken, or to be taken, by Buyer pursuant to this Agreement or any of the Transaction Agreements, or in connection with the transactions contemplated hereby or thereby, which, if decided adversely against Buyer, would have an adverse effect upon the ability of Buyer to carry out its obligations under this Agreement or any of the Transaction Agreements.
ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.
     The obligations of Seller under this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless such condition is waived in writing by Seller:
     6.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in Article 5 hereof shall be true, complete and accurate in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. Buyer shall have performed and complied with all covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.
     6.2 Legal Matters. No suit, arbitration, governmental action or other proceeding, or injunction or final judgment relating thereto, which seeks to restrain, prohibit, question the validity or legality of, or otherwise challenge any of the transactions contemplated by this Agreement or any of the Transaction Agreements shall be pending or threatened to be submitted before any court or governmental agency by any non-affiliated third party.
     6.3 Transaction Agreements. Each of the Transaction Agreements to which Buyer or Parent is a party shall have been duly executed and delivered by Buyer and all other required Persons other than Seller.
     6.4 Payment of Purchase Price. Buyer shall have paid to Seller the Purchase Price as contemplated by Section 2.4, the Sales Tax and any payment required by Section 3.9 and Section 3.12 (collectively referred to herein as the “Closing Payment”).
     6.5 Closing Certificates. Buyer shall have delivered the certificates contemplated by Sections 8.4(b) and (c).
     6.6 Consents and Approvals. All consents listed on Schedule 6.6 shall have been received.
ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

     The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions unless waived in writing by the Buyer:
     7.1 Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true, complete and accurate in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. Seller shall have performed and complied with all covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.
     7.2 Legal Matters. No suit, arbitration, government action or other proceeding, or injunction or final judgment relating thereto which seeks to restrain, prohibit, question the validity or legality of, or otherwise challenge any of the transactions contemplated by this Agreement or any of the Transaction Agreements shall be pending or threatened to be submitted before any court or governmental agency by any non-affiliated third party.
     7.3 Transaction Agreements. Each of the Transaction Agreements to which Seller is a party shall have been duly executed and delivered by Seller and all other required Persons other than Buyer.
     7.4 Closing Certificates. Seller shall have delivered the certificates contemplated by Sections 8.3 (b) and (c).
     7.5 Consents and Approvals. All consents listed on Schedule 6.6 shall have been received.
     7.6 No Casualty. Since the date of this Agreement, there shall have been no damage to the Facility or the tangible Assets that has or would reasonably be expected to have a material adverse effect on the operation of the Business as presently conducted by Seller.
     7.7 No Adverse Novation Decision. Since the date of this Agreement, Seller shall not have received a materially adverse determination by the contracting officer or other governmental authority with jurisdiction over the novation of the NIH Grants (other than the grant in (iii) of the definition of NIH Grants, which shall not be novated) that the NIH Grants cannot be novated to Buyer.
     7.8 Certain Hired Employee Matters. Provided that Buyer has offered the Hired Employees employment with Buyer in positions at least comparable to their positions with Seller prior to the Closing and with compensation and benefits [. . . *** . . .] to those applicable to such employees prior to the Closing, [. . . *** . . .].

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

ARTICLE 8 CLOSING PROCEDURES.
     8.1 Closing Date. The Closing shall occur on December 31, 2005, or such other time as the parties may mutually agree upon (“Closing Date”). The Closing shall take place at the office of Cooley Godward llp at 4401 Eastgate Mall, San Diego, California 92121.
8.2 [Intentionally omitted]
     8.3 Closing Deliveries of Seller. On the Closing Date, Seller shall deliver to Buyer the following:
          (a) All of the documents, Transaction Agreements and instruments required to be delivered by Seller to Buyer under Article 7 of this Agreement;
          (b) A certificate of Seller signed on its behalf by an executive officer, certifying that (i) the warranties and representations of Seller set forth in this Agreement are true and correct in all material respects as of the Closing Date and (ii) Seller has performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing Date;
          (c) A copy of resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all of the Transaction Agreements and the consummation of the transactions contemplated herein and therein, certified by the Secretary of Seller as being in full force and effect as of the Closing;
          (d) Copies of all consents required under Section 7.5;
          (e) The opinion of Cooley Godward LLP, counsel for Seller, dated the Closing Date, reasonably satisfactory in form and substance to Buyer; and
          (f) Full, actual and unimpeded possession of the tangible Assets (subject to any Permitted Liens and rights of Seller under the Transaction Agreements).
     8.4 Closing Deliveries of Buyer. On the Closing Date, Buyer shall deliver to Seller the following:
          (a) All of the documents, Transaction Agreements and instruments required to be delivered by Buyer to Seller under Article 6 of this Agreement;
          (b) A certificate of Buyer signed on its behalf by an executive officer, certifying that (i) the warranties and representations of Buyer set forth in this Agreement are true and correct in all material respects as of the Closing Date and (ii) Buyer has performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date;
          (c) A copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction

Agreements and the consummation of the transactions contemplated herein and therein, certified by the Secretary of Buyer as being in full force and effect as of the Closing;
          (d) The payment of the Closing Payment; and
          (e) The opinion of Nordlicht & Hand, counsel for Buyer, dated the Closing Date, reasonably satisfactory in form and substance to Seller.
ARTICLE 9 INDEMNIFICATION.
     9.1 Indemnification of Buyer. Subject to Sections 9.5 and 11.1, after the Closing Date, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, and agents from and against:
          (a) any and all claims, damages, losses and liabilities resulting from or relating to liabilities of Seller other than the Assumed Liabilities, including but not limited to liabilities regarding the operation of the Business and ownership of the Assets prior to the Closing Date (even if such liabilities do not become known until after the Closing Date) (the “Excluded Liabilities”);
          (b) any and all damages, losses and liabilities whatsoever resulting from any breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller hereunder, under any certificate or other instrument to be furnished by Seller under this Agreement, or under any of the Transaction Agreements; and
          (c) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees and other litigation expenses) incident to any of the foregoing.
     9.2 Indemnification of Seller. Subject to Sections 9.5 and 11.1, after the Closing Date, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, and agents, from and against:
          (a) any and all claims, damages, losses and liabilities resulting from or relating to the Assumed Liabilities and the operation of the Business and ownership of the Assets on and after the Closing Date, including any arising with respect to any product sold or service performed by Buyer from and after the Closing Date;
          (b) any and all damages, losses and liabilities whatsoever resulting from any breach of any representation or warranty or non-fulfillment of any covenant or agreement on the part of Buyer hereunder, under any certificate or other instrument to be furnished by Buyer under this Agreement, or under any of the Transaction Agreements; and
          (c) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees and other litigation expenses) incident to any of the foregoing.

     9.3 Indemnification Procedures Involving Only Seller and Buyer. Claims for indemnification in connection with this Agreement which involve only Seller and Buyer shall proceed as follows:
          (a) Notice. A party entitled to indemnification under this Article 9 (the “Indemnitee”) shall so notify the party having the obligation to indemnify the Indemnitee (the “Indemnitor”) in writing, setting forth the provision of this Agreement under which the claim is made, and in reasonable detail the grounds therefor (an “Indemnification Notice”). The date on which such notice is sent is the “Notice Date.”
          (b) Good Faith Discussions. Within [. . . *** . . .] after the Notice Date, the parties shall meet, either in person or by telephone, for the purpose of resolving the Indemnitee’s claim. Both parties agree that they will meet and negotiate in good faith for this purpose. Such discussions and negotiations shall be conducted in accordance with the provisions for dispute resolution set forth in Section 11.7.
     9.4 Certain Procedures Regarding Indemnification of Third Party Claims. All claims for indemnification under this Agreement arising from claims made by unaffiliated third parties shall be made as follows:
          (a) In the event a Claim is made by a third party against an Indemnitee (a “Third Party Claim”), the Indemnitee shall notify the Indemnitor of such claim or demand, specifying the nature and the amount of the third party’s claim (the “Third Party Claim Notice”). The Third Party Claim Notice must be delivered within [. . . *** . . .] after the Indemnitee becomes aware of the Third Party Claim, provided that the failure of the Indemnitee to comply with such requirement shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitor is materially prejudiced in the defense of the Third Party Claim due to such failure on the part of the Indemnitee. The Indemnitor shall have the right to undertake and control the defense of any Third Party Claim at its expense through counsel of its own choosing (subject to the Indemnitee’s consent to such counsel, which consent may not be unreasonably withheld or delayed). The Indemnitor must notify the Indemnitee in writing within [. . . *** . . .] after receipt of the Third Party Claim Notice whether the Indemnitor will assume the defense of the Third Party Claim. If the Indemnitor undertakes the defense of a Third Party Claim: (i) the Indemnitor may not settle such action without first obtaining the written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, except for settlements solely covering monetary matters for which the Indemnitor acknowledges responsibility for payment; and (ii) the Indemnitor shall permit the Indemnitee (at the Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnitee.
          (b) The Indemnitee agrees to preserve and provide access to all evidence in its possession or control that may be useful in defending against a Third Party Claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith at no additional cost to the Indemnitor. The Indemnitor’s defense of any Third Party Claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights the Indemnitor may have against the

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Indemnitee or any third party. So long as the Indemnitor is reasonably contesting any such Third Party Claim in good faith, the Indemnitee shall not pay or settle any such Third Party Claim.
          (c) If the Indemnitor does not notify the Indemnitee within [. . . *** . . .] after receipt of the Indemnitee’s Third Party Claim Notice that it elects to undertake the defense of the Third Party Claim, the Indemnitee shall have the right to assume the defense of the Third Party Claim through counsel of its own choosing and contest, settle or compromise the Third Party Claim in the exercise of its exclusive discretion at the expense of the Indemnitor, provided, however, that if either (i) the Indemnitor and the Indemnitee jointly agree that the Indemnitee shall control the defense of the Third Party Claim or (ii) the Indemnitor claims that it is not required to indemnify the Indemnitee for the Third Party Claim and has a reasonable basis for such claim, then in either such case no Indemnitee may consent to the entry of any judgment or enter into any settlement of any Third Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. All documented expenses provided to Indemnitor and reasonably incurred by the Indemnitee pursuant to this Section 9.4(c) shall be promptly reimbursed by the Indemnitor unless the claim in the Third Party Claim Notice is a Contested Claim, which shall be resolved in accordance with Section 9.8. In the event any lawsuit is commenced by the Indemnitee to enforce its rights under this Section 9.4(c) and the Indemnitee prevails in such action, the Indemnitor shall reimburse the Indemnitee for the Indemnitee’s reasonable legal fees and other reasonable litigation expenses incurred in connection therewith.
     9.5 Limitation on Liability; Claims Period.
          (a) Limitation. Buyer’s right to recover from Seller for damages under Section 9.1 will be limited to [. . . *** . . .] in the aggregate; provided, however, that such limitation shall not apply to claims brought by Buyer against Seller for fraud or pertaining to the Excluded Liabilities, for which Buyer’s right to obtain recovery from Seller shall be unlimited. Seller shall not have any liability under Section 9.1 unless the aggregate amount of damages exceeds [. . . *** . . .] (the “Threshold”) and, in such event Seller shall be required to pay damages from the first dollar after [. . . *** . . .] and [. . . *** . . .] shall be a deductible that is not recoverable; provided however, that the Threshold shall not apply to claims brought by Buyer against Seller for fraud or pertaining to the Excluded Liabilities. Buyer and Seller each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to the breaches of representations and warranties and covenants contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article 9. Notwithstanding the foregoing, the parties shall be entitled to equitable remedies in connection with breach of covenants contained in this Agreement or any Transaction Agreement.
          (b) No Consequential Damages, Etc. Notwithstanding anything to the contrary set forth herein, in no event shall either party hereto have any liability for consequential, incidental, special or punitive damages incurred by an Indemnitee; provided that amounts awarded to third parties or paid by an Indemnitee in settlement of a Third Party Claim, including the foregoing types of damages that are paid by the Indemnitee, shall be considered direct damages of the Indemnitee for which it will be entitled to indemnification from the Indemnitor.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     9.6 Third Party Recoveries; Other. If Seller makes a payment with respect to any claim under the representations or warranties set forth in this Agreement and Buyer subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, then Buyer shall repay to Seller such amounts as is equal to the sum subsequently received, up to, but not exceeding, the full amount paid by Seller to Buyer with respect to such claim. If Buyer receives a third party recovery prior to Seller making payment in respect of the claim to which such third party recovery pertains, then such recovery shall be deducted from any damages subject to indemnification under this Agreement with respect to such claim. If any potential indemnification claim arises by reason of a liability which is contingent only, then Buyer shall not be under any obligation to make any payment pursuant to such indemnification claim until such time as the contingent liability ceases to be contingent and becomes actual; provided, however, that if any Indemnitee makes a provisional claim against Seller for indemnification based on a contingent liability within the time periods for such claims to be made as set forth in this Agreement, and the claim does not become actual until after such time period, the Indemnitee shall be entitled to indemnification for such claim in accordance with the terms of this Agreement and shall be entitled to adjust the amount of its claim for indemnification once its actual losses and liabilities are known. Seller’s representations and warranties set forth in this Agreement are made exclusively to Buyer and are not transferable or assignable, and no third party shall rely thereon; provided, however, that Buyer may assign its rights under this Article 9, including but not limited to the right to be indemnified by Seller for losses and liabilities attributable to breaches by Seller of its representations and warranties hereunder, to any party to whom Buyer sells or transfers the Business or all or substantially all of the Assets.
     9.7 Effect of Indemnification. All indemnification payments under Sections 9.1 and 9.2 will be deemed adjustments to the Purchase Price except as otherwise may be required by applicable tax law.
     9.8 Resolution of Disputed Indemnification Claim. Each indemnification claim given by the Indemnitee shall be resolved as follows:
          (a) If, within [. . . *** . . .] after an Indemnification Notice or Third Party Claim Notice is received by the Indemnitee, the Indemnitor does not contest such notice in writing to the Indemnitee, the Indemnitor shall be conclusively deemed to have consented to the recovery by the Indemnitee of the full amount of damages (subject to the limits contained in this Article 9) specified in the Indemnification Notice or Third Party Claim Notice in accordance with this Article 9, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnitor for such amount in any court having jurisdiction over the matter where venue is proper.
          (b) If the Indemnitor gives the Indemnitee written notice contesting all or any portion of an indemnification claim (a “Contested Claim”) within the [. . .***. . .] period specified in Section 9.8(a) above, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by the Indemnitee and the Indemnitor or (ii) in the absence of such a written settlement agreement within [. . .***. . .] following receipt by the Indemnitee of the Contested Claim from the Indemnitor, by binding arbitration between the

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Indemnitee and the Indemnitor in accordance with the terms and provisions of Section 11.7 below.
ARTICLE 10 CERTAIN POST-CLOSING COVENANTS.
     10.1 Hired Employees
          (a) At the Closing, Buyer shall offer employment to all of the employees identified on Schedule 1.10, including those on vacation and those on leave of absence who are entitled by law to return to their employment following such leave of absence, who were actively employed by Seller immediately prior to the date hereof and any replacement employees hired with the consent of Buyer following the date hereof. Those employees identified on Schedule 1.10 shall be offered employment with Buyer in positions at least comparable to their positions with Seller prior to the Closing and with compensation and benefits [. . . *** . . .]to those applicable to such employees prior to the Closing. With respect to Buyer’s welfare or benefits plans, Buyer shall use commercially reasonable efforts to ensure that the service of Hired Employees with Seller shall apply for eligibility, vesting, contributions, sharing and entitlement to benefits under Buyer’s welfare or benefits plans.
          (b) With respect to each welfare plan of Buyer in which the Hired Employees become participants, Buyer shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition, domestic partner or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations for the current year, to claims incurred and amounts paid by, and amounts reimbursed to, the Hired Employees under similar plans maintained by Seller immediately prior to the Closing.
          (c) Buyer shall not assume any liabilities or obligations for the provision of notice or payment in lieu of notice or any applicable penalties with respect to Hired Employees or any other employees of the Seller of its Affiliates under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law arising as a result of the transactions contemplated by this Agreement. Notwithstanding the foregoing, for a period of 60 days following the Closing, Buyer shall not cause any of the Hired Employees to suffer “employment loss” for purposes of the WARN Act to the extent such employment loss could reasonably be expected to create a WARN Act-related liability for Seller, unless Buyer has a good reason for terminating any such employee, including but not limited to, violation of Buyer’s employee policies, theft or violation of law.
          (d) Buyer shall assume and provide to the Hired Employees the [. . . *** . . .].
     10.2 Books and Records: Access.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

          (a) Buyer acknowledges that Seller may keep duplicate copies of any books and records pertaining to the Business that also may pertain to the Excluded Assets. Unless otherwise consented to in writing by Seller, for a period of [. . . *** . . .] after the Closing, Buyer shall not destroy, alter or otherwise dispose of any original books or records of the Business included in the Assets without first offering to surrender such books and records to Seller and shall maintain such books and records in good condition in a reasonably accessible location. Buyer shall allow Seller reasonable access during normal business hours to examine and copy such books and records, subject to Seller treating all information contained therein as strictly confidential and proprietary information of Buyer which Seller may not disclose to any third party or use for any purpose other than defense of any litigation pertaining to Seller’s operation of the Business or ownership of the Assets prior to Closing or preparation of tax returns.
          (b) Unless otherwise consented to in writing by Buyer, for a period of [. . . *** . . .] after the Closing, the Seller shall not destroy, alter or otherwise dispose of any original books or records of the Business without first offering to surrender such books and records to Buyer and shall maintain such books and records in good condition in a reasonably accessible location. The Seller shall allow Buyer reasonable access during normal business hours to examine and copy such books and records.
ARTICLE 11 MISCELLANEOUS MATTERS.
     11.1 Survival of Representations and Warranties. All representations and warranties shall survive the Closing for a period of [. . . *** . . .], provided that (i) any representations and warranties of Seller herein regarding [. . . *** . . .] shall survive the Closing for a period of [. . . *** . . .] and (ii) there shall be no limit on the time in which an Indemnitee hereunder may make a claim against an Indemnitor hereunder for fraud. In addition, Buyer may make claim for indemnification with regard to matters involving Seller’s [. . . *** . . .] any time during a period of [. . . *** . . .] following the Closing. No claim for indemnification shall be brought against an Indemnitor after the date of expiration of such representation or warranty specified in this Section 11.1, provided, however, the Indemnitor will be responsible for claims set forth in an Indemnification Notice delivered prior to the foregoing expiration dates, even if such claims are not resolved until after the expiration dates.
     11.2 Further Assurances; Access to Records. At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, Seller shall execute, acknowledge and deliver all such further documents, and shall do and perform all such further acts and deeds, as may reasonably be requested to more effectively vest in Buyer the rights and benefits intended to be conferred hereby and to consummate more effectively the transactions contemplated hereby.
     11.3 Amendments, Waivers. This Agreement may not be changed in any manner except by a written agreement signed by all parties. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way effect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

of this Agreement shall be held to be a waiver of any other or subsequent breach. All waivers shall be in writing and executed by the party to be charged therewith.
     11.4 Expenses. Buyer and Seller shall each be responsible for and bear all of its own costs and expenses (including without limitation attorneys’ fees and costs, accountants’ fees and costs, other professionals’ fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Agreements and the consummation of the proposed transactions described herein and therein.
     11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of such counterparts together shall be deemed to be one and the same instrument.
     11.6 Contents of Agreement; Parties in Interest; Assignment, Etc.
          (a) This Agreement, including the Schedules hereto and the Transaction Agreements, closing certificates and other documents referred to herein, sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. All previous agreements, promises, representations, commitments and understandings, whether verbal or written, between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any Transaction Agreement.
          (b) This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to an Affiliate of Buyer so long as Buyer and Buyer’s parent continue to be bound by its obligations hereunder.
     11.7 Dispute Resolution.
          (a) Arbitration. In the event any dispute, claim, question or difference between the parties (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the parties shall use all commercially reasonable efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties. If the parties do not reach a solution to the Dispute within a period of [. . . *** . . .] following the first written notice of the Dispute by any party to the other, then upon written notice by any party to the other, the Dispute may be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect based upon the following:
               (i) the arbitration tribunal shall consist of [. . . *** . . .] appointed by mutual agreement of the parties;

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

               (ii) the arbitration award shall be given in writing and shall be final and binding on the parties, and shall deal with the question of costs of arbitration and all related matters;
               (iii) judgment upon any award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the award or an order of enforcement, as the case may be;
               (iv) the arbitrator shall decide any dispute in accordance with the law governing this Agreement, including equity, and may order specific performance, injunctions and other equitable remedies; and
               (v) the arbitration will be held in San Diego, California.
          (b) Notwithstanding the commencement of arbitration under this Section 11.7, at any time either party may proceed directly to a court of competent jurisdiction for any available injunctive or other equitable remedy. The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.
          (c) If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled. The court or arbitrator shall consider, in determining the prevailing party, (x) which party obtains relief which most nearly reflects the remedy or relief which the parties sought, and (y) any settlement offers made prior to commencement of the trial in the proceeding. For any legal proceeding instituted hereunder, the parties consent to the exclusive venue of the state and federal courts located in San Diego, California.
     11.8 Article and Section Headings and Gender. The Article and Section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. All references in this Agreement to Articles, Sections and Schedules refer to Articles, Sections and Schedules to this Agreement. The use of masculine or any other pronoun herein when referring to any party is for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.
     11.9 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     11.10 Notices. All notices, consents, waivers or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally (including by means of an internationally recognized courier service for which a written receipt is given) or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission providing a receipt, as follows (or to such other address as shall be set forth in a notice given in the same manner):

If to Buyer:	If to Seller:

Pharmexa Inc.
c/o Pharmexa A/S	IDM Pharma
Kogle Allé 6	9 Parker, Suite 100
DK-2970 Hørsholm	Irvine, CA 92618
Fax: +45 4516 2500	Fax: (949) 470-6470
Attn: President	Attn: Jean-Loup Romet-Lemonne, M.D.

With a copy to:	With a copy to:

Nordlicht & Hand	Cooley Godward LLP
645 Fifth Avenue	4401 Eastgate Mall
New York, New York 10022	San Diego, California 92121-1909
Fax: (212) 421-0499	Fax: (858) 550-6420
Attn: Brian M. Hand, Esq.	Attn: Barbara L. Borden, Esq.
All such notices shall be deemed to have been given on the date personally delivered, upon possession of a receipt establishing a facsimile transmission was received, or five (5) days after being mailed in the manner provided above.
     11.11 Separability. If any provision of this Agreement is found to be invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. In the event the invalid, illegal or unenforceable provision is material in the context of this Agreement, the parties shall in good faith agree to a mutually satisfactory replacement which accomplishes, to the extent possible, the original business purpose and intent of the invalid, illegal or unenforceable provision in a valid and enforceable manner.
     11.12 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws.
     11.13 Confidentiality. Except as otherwise required by applicable laws or regulations or otherwise provided by the terms of this Agreement, Seller and Buyer each agrees to, and to cause their respective Affiliates, employees, counsel and agents to keep confidential all non-public information relating to the Assets, the Assumed Liabilities, Business and the confidential information of the other party, except in the event the same becomes generally available to the public through no breach of this Section. The obligations of the parties under this Section 11.13 shall survive the Closing for a period of [. . . *** . . .].

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

     11.14 Public Announcements. Except as the other party hereto shall authorize in writing or as required by law, the parties hereto shall not disclose any matter or matters relating to this transaction to any person not a Representative of such party. The Buyer and Seller shall agree about the content of any statement or communication to the public or the press prior to issuing any statement or communication to the public or the press regarding transactions contemplated by this Agreement.
     11.15 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date (a) by mutual consent of Seller and Buyer; or (b) by either Seller or Buyer if the Closing has not occurred on or prior to January 1, 2006 if the party seeking termination is not then in material breach of its representations, warranties or covenants in this Agreement. Nothing in this Section 11.15 shall be deemed to release either party from any liability for material breach by such party of the terms and conditions of this Agreement.
     11.16 Mutual Drafting. This Agreement has been subject to discussion and negotiation by the parties with the assistance of their respective counsel and will not be interpreted or construed by or for either of them by reason of the authorship thereof
- SIGNATURES APPEAR ON THE NEXT PAGE -

EXECUTION PAGE
ASSET PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

IDM PHARMA, INC.

By:	/s/ Emile Loria

Name:	Emile Loria

Title:	President and CEO

PHARMEXA INC.

By:	/s/ W. Marc Hertz

Name:	W. Marc Hertz

Title:	CEO

						Eligible	Eligible
				Accrued	Accrued	Severance	Severance
Name	Job title	Hire Date	Salary	Vacation	Personal Time	(Months)	(Dollars)
[. . . *** . . .]

(1)	Hired Employee referenced in Section 7.8.

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Schedule 1.15. Excluded Equipment.
Software-
[. . . *** . . .]
Hardware-
[. . . *** . . .]

Schedule 1.15	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Schedule 1.27(ii). Intellectual Property Assets.

Application/
	Case Nos.			Patent/Publn.	Issue or
Subject Matter	in Family	Title	Case Status	No.	Publn. Date
[. . . *** . . .]

Schedule 1.27(ii)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 1.

Application/
	Case Nos.			Patent/Publn.	Issue or
Subject Matter	in Family	Title	Case Status	No.	Publn. Date
[. . . *** . . .]

Schedule 1.27(ii)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 2.

Application/
	Case Nos.			Patent/Publn.	Issue or
Subject Matter	in Family	Title	Case Status	No.	Publn. Date
[. . . *** . . .]

Schedule 1.27(ii)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 3.

Application/
	Case Nos.			Patent/Publn.	Issue or
Subject Matter	in Family	Title	Case Status	No.	Publn. Date
[. . . *** . . .]

Schedule 1.27(ii)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 4.

Application/
	Case Nos.			Patent/Publn.	Issue or
Subject Matter	in Family	Title	Case Status	No.	Publn. Date
[. . . *** . . .]

Schedule 1.27(ii)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 5.

Application/
	Case Nos.			Patent/Publn.	Issue or
Subject Matter	in Family	Title	Case Status	No.	Publn. Date
[. . . *** . . .]

Schedule 1.27(ii)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 6.

Application/
	Case Nos.			Patent/Publn.	Issue or
Subject Matter	in Family	Title	Case Status	No.	Publn. Date
[. . . *** . . .]

Schedule 1.27(ii)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 7.

Schedule 1.27(iv). Intellectual Property Assets.

Family					Application/
Matter		Case Nos. in			Patent/Publn.	Issue or
No.	Subject Matter	Family	Title	Case Status	No.	Publn. Date
[. . .***. . .]

Schedule 1.27(iv)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 1.

Family					Application/
Matter		Case Nos. in			Patent/Publn.	Issue or
No.	Subject Matter	Family	Title	Case Status	No.	Publn. Date
[. . .***. . .]

Schedule 1.27(iv)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 2.

Family					Application/
Matter		Case Nos. in			Patent/Publn.	Issue or
No.	Subject Matter	Family	Title	Case Status	No.	Publn. Date
[. . .***. . .]

Schedule 1.27(iv)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 3.

Family					Application/
Matter		Case Nos. in			Patent/Publn.	Issue or
No.	Subject Matter	Family	Title	Case Status	No.	Publn. Date
[. . .***. . .]

Schedule 1.27(iv)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 4.

Family					Application/
Matter		Case Nos. in			Patent/Publn.	Issue or
No.	Subject Matter	Family	Title	Case Status	No.	Publn. Date
[. . .***. . .]

Schedule 1.27(iv)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 5.

Schedule 1.28. Excluded Inventory.
     None.

Schedule 1.28

Schedule 1.36. PADRE Technology Patents.

				Application/	Issue or
				Patent/	Publn.
Subject Matter	Case Nos. in Family	Title	Case Status	Publn. No.	Date
[. . . *** . . .]

Schedule 1.36	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

				Application/	Issue or
				Patent/	Publn.
Subject Matter	Case Nos. in Family	Title	Case Status	Publn. No.	Date
[. . . *** . . .]

Schedule 1.36	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Schedule 1.39. Additional Permitted Liens.
     None.

Schedule 1.39

Schedule 2.1(g). Permits.
[. . . *** . . .]

Schedule 2.1(g)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Schedule 3.1. Tax Allocation.
Reference is made to Section 3.1 of the Asset Purchase Agreement between IDM Pharma Inc. and Pharmexa Inc pursuant to which the cash portion of the Purchase Price plus the Assumed Liabilities will be allocated among the Assets for tax purposes as set forth in this Schedule 3.1 (defined terms refer to the Asset Purchase Agreement):

Asset Type	Asset Class	Amount
[. . . *** . . .]		—

Schedule 3.1	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Schedule 4.2(b). Required Consents, Licenses or Authorizations of Government Authorities.
[. . . *** . . .]

Schedule 4.2(b)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Schedule 4.5(a). Material Contracts and Required Consents for Material Contracts.
Material Contracts Not Requiring Consent:
[. . . *** . . .]

Schedule 4.5(a)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 1.

[. . . *** . . .]
Material Contracts Requiring Consent:
[. . . *** . . .]

Schedule 4.5(a)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 1.

[. . . *** . . .]

Schedule 4.5(a)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Page - 1.

Schedule 4.5(c). Authorized Funding Remaining Under NIH Grants.
IDM Pharma, Inc. – Infectious Disease Contracts/Grants with the NIH through October 31, 2005.

Potential
Contract		Funding	Billing	Balance	Additional
Number	Contract Name	(to date)	(to date)	to bill	Funding*
[. . . *** . . .]

*	Provided for informational purposes only. Actual funding will depend upon government funding. Seller makes no representation with respect to any actual future funding that may be provided by the NIH.

Schedule 4.5(c)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Schedule 4.6(a).
List of Registered Intellectual Property Assets

			Filing		Reg.	Status &
Matter No.	Trademark	Country	Date	Reg. No.	Date	Remarks
[. . . *** . . .]
[. . . *** . . .]
Licenses and Rights to Intellectual Property Assets and Programs
[. . . *** . . .]

Schedule 4.6(a)	*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Schedule 4.11. Events Since September 30, 2005.
None.

Schedule 4.11

Schedule 6.6. Consents Required to Close.
[. . . *** . . .]

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)